Exhibit 99.1
Santander Consumer USA Holdings Inc. Reports Second Quarter 2020 Results

Loss of $97 Million; Approximately $8 Billion in Originations in the second quarter of 2020

Dallas, TX - July 29, 2020 - PRESS RELEASE
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” or the “Company”) today announced net income for the second quarter ended June 30, 2020 ("Q2 2020") of $(97) million, or $(0.30) per diluted common share. The quarter included $400 million of incremental allowance for credit loss primarily driven by macroeconomic factors and COVID-19.

As previously announced, based on the interim Federal Reserve Board ("FRB") policy and SHUSA’s expected average trailing four quarters of net income, SC is prohibited from paying a dividend in the third quarter of 2020. Although SC’s standalone expected income is sufficient to declare and a pay a dividend in the third quarter, SC is consolidated into SHUSA’s capital plan and therefore is subject to the FRB’s interim policy that utilizes SHUSA’s average trailing income to determine the cap on common stock dividends. SHUSA has requested certain exceptions to the interim policy, however the timing and outcome of the request is uncertain. SC does not currently expect to declare or pay a dividend in the third quarter of 2020 pending approval of SHUSA’s exception request.

Management Quotes

"The duration of the pandemic has created significant macroeconomic uncertainty, and the speed of the economic recovery will dictate our performance over the next several months. While certain indicators are trending positive, we anticipate a delayed reversion to normal. Our results this quarter demonstrate the resiliency of our portfolio, the effectiveness of the hardship programs we instituted and the strength of our business model. Our employees, dealers and customers continue to be our priority as we endeavor to provide them the highest levels of service in these trying times. In the past weeks, we have also responded to the calls for an end to systemic racism by starting a conversation with our employees and committing to take action to make our company a place where all employees are valued, feel safe and have an opportunity to succeed. In the process, we will make sustained and material differences in the way we view race and interact with each other." said Mahesh Aditya, SC President and CEO.

Fahmi Karam, SC Chief Financial Officer, added, "This quarter's strong credit performance reflects the impact of the pandemic relief we provided to our customers and the improvement in auction recovery rates, particularly towards the end of the quarter. We continued to build reserves this quarter due to the COVID-19 uncertainty and we remain well capitalized with a 13.4% CET1 ratio, combining for an industry leading loss absorbing capacity to manage through the pandemic and position us for long-term success."

Second Quarter of 2020 Highlights (variances compared to second quarter of 2019 (“Q2 2019”), unless otherwise noted)
•Total auto originations of $7.8 billion, down 7%
◦Core retail auto loan originations of $2.1 billion, down 12%
◦Chrysler Capital loan originations of $4.7 billion, up 36%
◦Chrysler Capital lease originations of $989 million, down 61%
◦Chrysler average quarterly penetration rate of 37%, from 36%
◦Santander Bank, N.A. program originations of $1.7 billion
•Net finance and other interest income1 of $1.1 billion, down 7%
•30-59 delinquency ratio of 4.3%, down 510 basis points
•59-plus delinquency ratio2 of 2.4%, down 230 basis points
•Retail Installment Contract (“RIC”) gross charge-off ratio of 11.1%, down 500 basis points
•Recovery rate of 46%, down from 60%
•RIC net charge-off ratio3 of 6.0%, down 40 basis points
•Troubled Debt Restructuring (“TDR”) balance of $3.9 billion, down from $4.5 billion
•Return on average assets of (0.8)%, down from 3.2%
•$1.9 billion in asset-backed securities “ABS” issued
•Expense ratio of 1.7%, down from 2.0%
•Common equity tier 1 (“CET1”) ratio of 13.4%, down from 15.7% as of June 30, 2019

1Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
2Delinquency Ratio is defined as the ratio of end of period delinquent principal, over 59 days, to end of period gross balance of the respective portfolio, excludes finance leases.
3Net Charge-Off Ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.

Conference Call Information
SC will host a conference call and webcast to discuss its Q2 2020 results and other general matters at 9:00 a.m. Eastern Time on Wednesday, July 29, 2020. The conference call will be accessible by dialing 888-394-8218 (U.S. domestic), or 323-701-0225 (international), conference ID 2177889. Please join 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q2 2020 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software prior to the call.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 2177889, approximately two hours after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our "SEC filings"). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the adverse impact of COVID-19 on our business, financial condition, liquidity and results of operations; (b) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (c) adverse economic conditions in the United States and worldwide may negatively impact our results; (d) a reduction in our access to funding a reduction in ; (e) significant risks we face implementing our growth strategy, some of which are outside our control; (f) unexpected costs and delays in connection with exiting our personal lending business; (g) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain conditions that could result in termination of the agreement; (h) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (i) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (j) loss of our key management or other personnel, or an inability to attract such management and personnel; (k) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (l) future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 3.1 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $61 billion (for the second quarter ended June 30, 2020), and is headquartered in Dallas. (www.santanderconsumerusa.com)

CONTACTS:

Investor Relations
Evan Black
800.493.8219
InvestorRelations@santanderconsumerusa.com

Media Relations
Annette Rogers
469.563.4157
Media@santanderconsumerusa.com

Santander Consumer USA Holdings Inc.
Financial Supplement
Second Quarter 2020

Table 1: Condensed Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$175,936	$81,848
Finance receivables held for sale, net	2,445,599	1,007,105
Finance receivables held for investment, at amortized cost	30,606,438	30,810,487
Allowance for credit loss	(5,859,954)	(3,043,468)
Finance receivables held for investment, at amortized cost, net	24,746,484	27,767,019
Restricted cash	2,057,315	2,079,239
Accrued interest receivable	447,232	288,615
Leased vehicles, net	16,239,622	16,461,982
Furniture and equipment, net	61,653	59,873
Goodwill	74,056	74,056
Intangible assets	53,159	42,772
Other assets	967,639	1,071,020
Total assets	$47,268,695	$48,933,529
Liabilities and Equity
Liabilities:
Borrowings and other debt obligations	$40,636,769	$39,194,141
Deferred tax liabilities, net	910,448	1,468,222
Accounts payable and accrued expenses	508,290	563,277
Other liabilities	317,723	389,269
Total liabilities	$42,373,230	$41,614,909

Equity:
Common stock, $0.01 par value	3,162	3,392
Additional paid-in capital	624,554	1,173,262
Accumulated other comprehensive income, net	(63,705)	(26,693)
Retained earnings	4,331,454	6,168,659
Total stockholders’ equity	$4,895,465	$7,318,620
Total liabilities and equity	$47,268,695	$48,933,529

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,236,600	$1,261,098	$2,510,419	$2,514,678
Leased vehicle income	737,549	676,236	1,485,528	1,325,796
Other finance and interest income	2,657	11,437	10,208	21,684
Total finance and other interest income	1,976,806	1,948,771	4,006,155	3,862,158
Interest expense	308,982	330,039	637,816	664,421
Leased vehicle expense	610,861	444,442	1,163,773	888,461
Net finance and other interest income	1,056,963	1,174,290	2,204,566	2,309,276
Credit loss expense	861,896	430,676	1,769,783	981,555
Net finance and other interest income after credit loss expense	195,067	743,614	434,783	1,327,721
Profit sharing	11,530	13,345	25,825	20,313
Net finance and other interest income after credit loss expense and profit sharing	183,537	730,269	408,958	1,307,408
Investment losses, net	(147,582)	(84,787)	(211,008)	(151,884)
Servicing fee income	19,120	25,002	38,223	48,808
Fees, commissions, and other	82,069	90,196	177,199	184,572
Total other income	(46,393)	30,411	4,414	81,496
Compensation and benefits	127,643	122,678	260,969	250,572
Repossession expense	22,289	69,699	79,951	140,559
Other expenses	116,747	88,272	208,432	180,475
Total other expenses	266,679	280,649	549,352	571,606
Income (loss) before income taxes	(129,535)	480,031	(135,980)	817,298
Income tax expense	(32,857)	111,764	(35,315)	201,528
Net income (loss)	$(96,678)	$368,267	$(100,665)	$615,770

Net income per common share (basic)	$(0.30)	$1.05	$(0.31)	$1.75
Net income per common share (diluted)	$(0.30)	$1.05	$(0.31)	$1.75
Weighted average common shares (basic)	319,773,636	351,106,197	326,899,844	351,309,700
Weighted average common shares (diluted)	$319,878,145	$351,556,349	$327,137,104	$351,825,554
Number of shares outstanding	316,235,387	348,130,140	316,235,387	348,130,140

Table 3: Other Financial Information

	Three Months Ended June 30,		Six Months Ended June 30,
Ratios (Unaudited, Dollars in thousands)	2020	2019	2020	2019
Yield on retail installment contracts	14.8%	16.1%	15.0%	16.1%
Yield on leased vehicles	2.9%	5.8%	3.7%	5.6%
Yield on personal loans, held for sale (1)	25.6%	26.3%	26.0%	26.2%
Yield on earning assets (2)	10.9%	12.9%	11.4%	12.9%
Cost of debt (3)	3.1%	3.7%	3.2%	3.7%
Net interest margin (4)	8.4%	10.1%	8.8%	10.0%
Expense ratio (5)	1.7%	2.0%	1.8%	2.1%
Return on average assets (6)	(0.8)%	3.2%	(0.4)%	2.7%
Return on average equity (7)	(7.7)%	20.3%	(3.6)%	17.2%
Net charge-off ratio on individually acquired retail installment contracts (8)	6.0%	6.4%	6.9%	7.5%
Net charge-off ratio (8)	6.0%	6.4%	6.9%	7.5%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	2.4%	4.7%	2.4%	4.7%
Delinquency ratio on loans held for investment, end of period (9)	2.4%	4.7%	2.4%	4.7%
Allowance ratio (10)	19.2%	10.8%	19.2%	10.8%
Common stock dividend payout ratio (11)	*	19.1%	*	22.8%
Common Equity Tier 1 capital ratio (12)	13.4%	15.7%	13.4%	15.7%
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$461,014	$462,427	$1,054,060	$1,077,631
Total charge-offs, net of recoveries	461,925	464,277	$1,055,524	$1,079,892
End of period delinquent amortized cost over 59 days, retail installment contracts held for investment	743,693	1,367,310	743,693	1,367,310
End of period personal loans delinquent principal over 59 days, held for sale	127,504	167,033	127,504	167,033
End of period delinquent amortized cost over 59 days, loans held for investment	744,170	1,368,427	744,170	1,368,427
End of period assets covered by allowance for credit losses	30,522,963	29,007,585	30,522,963	29,007,585
End of period gross retail installment contracts held for investment	30,492,634	28,971,311	30,492,634	28,971,311
End of period gross retail installment contracts held for sale	1,718,244	321,503	1,718,244	321,503
End of period gross personal loans held for sale	1,283,183	1,364,956	1,283,183	1,364,956
End of period gross finance receivables and loans held for investment	30,496,308	29,009,846	30,496,308	29,009,846
End of period gross finance receivables, loans, and leases held for investment	47,729,637	45,557,709	47,729,637	45,557,709
Average gross retail installment contracts held for investment	30,493,604	29,017,122	30,586,535	28,816,732
Average gross retail installment contracts held for sale	1,363,876	321,503	1,363,876	321,503
Average gross retail installment contracts held for investment and held for sale	31,193,215	29,070,738	31,017,842	28,834,640
Average gross personal loans held for sale	1,307,609	1,375,306	1,363,023	1,424,717
Average gross finance receivables and loans	32,554,978	30,507,780	32,438,109	30,321,739
Average gross operating leases	17,492,255	16,043,654	17,584,849	15,752,705
Average gross finance receivables, loans, and leases	50,047,233	46,551,434	50,022,958	46,074,444
Average managed assets	61,001,767	55,545,503	60,652,091	55,043,583
Average total assets	46,876,726	45,700,887	47,308,997	45,101,873
Average debt	40,113,885	36,152,602	39,858,355	35,715,392
Average total equity	5,033,773	7,273,470	5,573,544	7,163,738

(1)Includes Finance and other interest income; excludes fees
(2)“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases
(3)“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt
(4)“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases
(5)“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets
(6)“Return on average assets” is defined as the ratio of annualized Net income to Average total assets
(7)“Return on average equity” is defined as the ratio of annualized Net income to Average total equity
(8)“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a amortized cost basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio.

(9)“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 59 days to End of period gross balance of the respective portfolio, excludes finance leases
(10)“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses
(11)“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to the Company's shareholders. The Common stock dividend payout ratio for the three and six months ended June 30, 2020 has not been disclosed since the earnings per share for the three and six months ended June 30, 2020 was a negative number
(12)“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

The activity in the credit loss allowance for retail installment contracts for the three and six months ended June 30, 2020 and 2019 was as follows (Unaudited, Dollar amounts in thousands):

	Three Months Ended June 30, 2020		Three Months Ended June 30, 2019
	Retail Installment Contracts		Retail Installment Contracts
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$4,482,663	$973,236	$1,891,351	$1,280,649
Credit loss expense (a)	744,511	116,419	348,817	59,806
Charge-offs (b)	(721,218)	(127,617)	(795,901)	(369,523)
Recoveries	312,231	75,590	517,626	185,371
Balance — end of period	$4,818,187	$1,037,628	$1,961,893	$1,156,303

	Six Months Ended June 30, 2020		Six Months Ended June 30, 2019
	Retail Installment Contracts		Retail Installment Contracts
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$2,123,878	$914,718	$1,819,360	$1,416,743
Day 1 - Adjustment to allowance for adoption of CECL standard	2,030,473	71,833	—	—
Credit loss expense (a)	1,501,704	267,268	795,305	164,419
Charge-offs (b)	(1,620,768)	(417,184)	(1,723,358)	(836,160)
Recoveries	782,900	200,993	1,070,586	411,301
Balance — end of period	$4,818,187	$1,037,628	$1,961,893	$1,156,303

(a) Excluded from the credit loss expense is $39 million related to retail installment contracts sold in an off balance sheet securitization during the three and six months ended June 30, 2020. In addition, credit loss expense excludes $12 million related to retail installment contracts transferred to held for sale during the three and six months ended June 30, 2020. Furthermore, credit loss expense includes $20 million related to retail installment contracts transferred to held for sale during the three and six months ended June 30, 2019.
(b) Charge-offs for retail installment contracts includes partial write-down of loans to the collateral value less estimated costs to sell, for which a bankruptcy notice was received. There is no additional ACL on these loans.

A summary of delinquencies of our retail installment contracts as of June 30, 2020 and December 31, 2019 is as follows (Unaudited, Dollar amounts in thousands):

Delinquent Balance	June 30, 2020
	Amount	Percent
Amortized cost, 30-59 days past due	1,308,305	4.3%
Delinquent amortized cost over 59 days	743,693	2.4%
Total delinquent balance at amortized cost	$2,051,998	6.7%

Delinquent Balance	December 31, 2019
	Amount	Percent
Principal 30-59 days past due	$2,972,495	9.7%
Delinquent principal over 59 days	1,578,452	5.1%
Total delinquent principal (a)	$4,550,947	14.8%
(a) The table includes balances based on UPB. Difference between amortized cost and UPB was not material.

The retail installment contracts held for investment that were placed on nonaccrual status, as of June 30, 2020 and December 31, 2019 (Unaudited, Dollar amounts in thousands):

Nonaccrual Balance	June 30, 2020
	Amount	Percent
Non-TDR	622,126	2.0%
TDR	242,037	0.8%
Total non-accrual loans (a)	$864,163	2.8%
(a) The table includes balances based on amortized cost.

Nonaccrual Balance	December 31, 2019
	Amount	Percent
Non-TDR	$1,099,462	3.6%
TDR	516,119	1.7%
Total nonaccrual principal (a)	$1,615,581	5.3%
(a) The table includes balances based on UPB. Difference between amortized cost and UPB was not material.

The table below presents the Company’s allowance ratio for TDR and non-TDR individually acquired retail installment contracts as of June 30, 2020 and December 31, 2019 (Unaudited, Dollar amounts in thousands):

Allowance Ratios	June 30, 2020	December 31, 2019
TDR - Unpaid principal balance	$3,946,808	$3,859,040
TDR - Impairment	1,037,628	914,718
TDR - Allowance ratio	26.3%	23.7%

Non-TDR - Unpaid principal balance	$26,527,943	$26,895,551
Non-TDR - Allowance	4,818,187	2,123,878
Non-TDR Allowance ratio	18.2%	7.9%

Total - Unpaid principal balance	$30,474,751	$30,754,591
Total - Allowance	5,855,815	3,038,596
Total - Allowance ratio	19.2%	9.9%

The Company’s allowance for credit losses increased $0.4 billion and $2.8 billion for the three and six months ended June 30, 2020. For the three months ended June 30, 2020, the increase was primarily due to a reserve build associated with a weaker economic outlook related to COVID-19, partially offset by declines in balances. For the six months ended June 30, 2020, the primary drivers were $2.1 billion increase at CECL adoption on January 1, 2020, driven mainly by the addition of lifetime expected credit losses for non-TDR loans, and additional reserves specific to COVID-19 risk, partially offset by decline in balances.

Table 5: Originations
The Company's originations of loans and leases, including revolving loans, average APR, and dealer discount (net of dealer participation) were as follows:

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019	March 31, 2020
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$5,098,496	$3,949,648	$8,832,741	$7,975,975	$3,846,226
Average APR	11.7%	16.2%	13.3%	16.7%	15.3%
Average FICO® (a)	657	601	635	597	607
Discount	(0.9)%	(0.5)%	(0.8)%	(0.3)%	(0.8)%

Personal loans (b)	347,238	343,214	618,073	631,770	$270,835
Average APR	29.6%	29.7%	29.5%	29.8%	29.8%

Leased vehicles	986,617	2,520,130	3,007,338	4,483,710	$2,020,721

Finance lease	1,927	4,822	4,929	$8,129	$3,002
Total originations retained	$6,434,278	$6,817,814	$12,463,081	$13,099,584	$6,140,784

Sold Originations
Retail installment contracts	$—	$—	$111,981	$—	$—
Average APR	—%	—%	4.4%	—%	—%
Average FICO® (c)	—	—	722	—	—
Total originations sold	$—	$—	$111,981	$—	$—

Total originations (excluding SBNA Originations Program)	$6,434,278	$6,817,814	$12,575,062	$13,099,584	$6,140,784

(a)Unpaid principal balance excluded from the weighted average FICO score is $586 million, $448 million, $1.0 billion, $941 million and $432 million for the three months ended June 30, 2020 and 2019, the six months ended June 30, 2020 and 2019, and for the three months ended March 31, 2020, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $102 million, $141 million, $241 million, $247 million and $139 million, respectively, were commercial loans.
(b)Included in the total origination volume is $58 million, $51 million, $79 million, $76 million and $21 million for the three months ended June 30, 2020 and 2019, the six months ended June 30, 2020 and 2019, and for the three months ended March 31, 2020, respectively, related to newly opened accounts.
(c)Unpaid principal balance excluded from the weighted average FICO score is $9 million for the six months ended June 30, 2020, as the borrowers on these loans did not have FICO scores at origination.

SBNA Originations Program

Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company agreed to perform the servicing for any loans originated on SBNA’s behalf. The Company facilitated the purchase of $1.7 billion and $2.8 billion of retail installment contacts during the three and six months ended June 30, 2020, respectively.

Table 6: Asset Sales

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019	March 31, 2020
Assets Sold	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$512,286	$—	$512,286	$—	$—
Average APR	6.4%	—%	6.4%	—%	—%
Average FICO®	$691	—	691	—	—

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted net discount of our held for investment portfolio as of June 30, 2020 and December 31, 2019, are as follows:

	June 30, 2020	December 31, 2019
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$30,492,634	$30,776,038
Average APR	15.4%	16.1%
Discount	0.03%	0.3%

Receivables from dealers	$3,675	$12,668
Average APR	3.9%	4.0%

Leased vehicles	$17,206,674	$17,562,782

Finance leases	$26,655	$27,584

Table 8: Reconciliation of Non-GAAP Measures

	June 30, 2020	June 30, 2019
	(Unaudited, Dollar amounts in thousands)
Total equity	$4,895,465	$7,337,261
Add: Adjustment due to CECL capital relief (c)	1,769,430	—
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	154,943	152,264
Deduct: Accumulated other comprehensive income (loss), net	(63,705)	(21,568)
Tier 1 common capital	$6,573,657	$7,206,565
Risk weighted assets (a)(c)	48,997,902	45,849,574
Common Equity Tier 1 capital ratio (b)(c)	13.4%	15.7%
(a)Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.
(b)CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.
(c)As described in our 2019 annual report on Form 10-K, on January 1, 2020, we adopted ASU 2016-13, Financial Instruments -Credit Losses (“CECL”), which upon adoption resulted in a reduction to our opening retained earnings balance, net of income tax, and increase to the allowance for credit losses of approximately $2 billion. As also described in our 2019 10-K, the U.S. banking agencies in December 2018 had approved a final rule to address the impact of CECL on regulatory capital by allowing banking organizations, including the Company, the option to phase in the day-one impact of CECL until the first quarter of 2023. In March 2020, the U.S. banking agencies issued an interim final rule that provides banking organizations with an alternative option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period. The Company is electing this alternative option instead of the one described in the December 2018 rule.